MOULTON Logistics Management

Your Partner For Integrated Solutions in Distribution

MASTER SERVICES AGREEMENT

This Agreement ("Agreement") is made and entered into this 15th day of December, 2011 ("Effective Date"), by and between Insynergy Products Inc., with its principal place of business at 4705 Laurel Canyon Boulevard, Suite 205, Studio City, California 91607 ("CLIENT"), and Moulton Logistics Management with its principal place of business at 7850 Ruffner Avenue, Van Nuys, California 91406 ("MOULTON").

WHEREAS, CLIENT requires third-party logistics management services to provide the storage space, materials handling facilities, order processing and payment capabilities, call center facilities and personnel necessary for the receipt, storage, delivery of its goods ("Goods"), as well as customer service; and

WHEREAS, MOULTON has certain warehousing facilities and services of the type and kind desired by CLIENT located at Van Nuys, CA; Chatsworth, CA; and Charleston, SC ("subject warehouses"); and

WHEREAS, MOULTON desires to make said facilities and services commercially available to CLIENT subject to the terms herein specified.

NOW, THEREFORE, for and in consideration of the mutual agreements, covenants and promises herein contained, it is hereby mutually agreed, covenanted and promised as follows:

Section 1. Term Of Agreement

(A) The term of this Agreement shall commence on the date of its execution or other acceptance by CLIENT and shall continue in full force and effect for a period of one (1) year and shall thereafter automatically renew on a yearly basis unless terminated prior to 90 days before the expiration of the current term. In the absence of written acceptance by CLIENT, the act of tendering Goods described herein for storage or other services by MOULTON shall constitute acceptance by CLIENT of this Agreement including any accessorial charges that may be attached hereto.

(B) Either party may terminate this Agreement upon ninety (90) days written notice. All standard processing fees, monthly fees and minimums will still be applicable during the ninety (90) day closing period. All invoices must be current prior to the end of the ninety (90) days and should include any expected expenses relating to the closing of the account. Upon receipt of written notice MOULTON will prepare a memo outlining the procedure for closing the account. A termination deposit is required to cover any expenses incurred by MOULTON in connection with closing the account, including storage and/or return of any CLIENT product remaining in MOULTON possession, as well as postage/freight due for returns and any other costs incurred for up to sixty (60) days after final close of account. Said deposit shall be no less than the standard freight deposit plus one month's estimated services. MOULTON retains the right to require additional deposit as needed.

Accepted by Moulton ________ Accepted by Client ________

(C) If either party shall fail to perform any of the covenants or obligations of performance and payment imposed upon it under and by virtue of this Agreement (except where such failure is excused under other provisions of this Agreement), the other party shall give the defaulting party written notice, stating specifically the cause for which the notice of default is given. If, within a period of sixty (60) days after such notice the defaulting party has not removed and remedied the default, then the party not in default may cancel this Agreement without any further obligation by immediately furnishing the defaulting party a notice of cancellation.

(D) Any amendment or modification to this Agreement shall be effective only if in writing and signed by each Party.

Section 2. Acceptance Of Goods, Rates And Charges

Rates and charges for MOULTON's services are set forth in the Fee Schedule. MOULTON may periodically change the rates and charges set forth in the Fee Schedule upon reasonable notice to CLIENT. For any services not specified in the Fee Schedule, CLIENT shall pay to MOULTON such reasonable amounts that MOULTON may charge for those services. Increases in freight charges, surcharges, or accessorial (pass-through) charges by the carriers, including but not limited to Fuel Surcharges, will be charged accordingly without prior notice. MOULTON shall promptly notify CLIENT of any such noticed change received by MOULTON in this regard.

Section 3. Payment Terms For Services Rendered

(A) Invoicing is issued weekly. All invoices are due upon receipt, but in no event may payment be made later than ten (10) days for services, unless alternative terms have been negotiated and agreed to in writing by both parties. MOULTON reserves the right to suspend all services, including access to data, if payment of invoice is not made within terms, and retains security interest in all CLIENT product and material until accounts are current. MOULTON, in its sole discretion, may impose a service charge of 1.5% per month of the outstanding balance remaining unpaid after the due date of any invoice.

(B) Should MOULTON or CLIENT ascertain that MOULTON has erroneously billed CLIENT for services, MOULTON will create a Credit or Debit Note for the adjusted value and offset same against the original invoice(s), and such Credit or Debit Note will age concurrently with the original invoice(s).

(C) MOULTON and CLIENT hereby agree that any undercharge or overcharge will have a maximum eighteen (18) month look-back period.

(D) In the event that MOULTON has delivered an invoice to CLIENT that CLIENT wishes to dispute, CLIENT shall remit to MOULTON the undisputed portion of such invoice, and CLIENT and MOULTON shall promptly work together to resolve the dispute. In those instances where any dispute is not resolved within a period of thirty (30) days, CLIENT and MOULTON may select a mutually acceptable third party to promptly arbitrate said dispute, in accordance with Section 27 of this Agreement. In the event that CLIENT requires additional or back-up information in order to verify the accuracy of an invoice delivered by MOULTON, such request for information shall not constitute a dispute, and the CLIENT shall remit the invoice amount to MOULTON, while maintaining the option to dispute the invoice should the back-up information lead to a determination of inaccurate billing.

(E) No credit is extended by MOULTON to CLIENT unless otherwise agreed to in writing.

(F) MOULTON may suspend any and all services in the event that CLIENT's account is not current, including but not limited to access to CLIENT's data and database. CLIENT agrees to indemnify MOULTON and hold MOULTON harmless from any claims, damages or expenses, including attorney fees, resulting from such a suspension of services. MOULTON has full discretion in whether to resume any suspended service. MOULTON may impose any conditions that MOULTON deems necessary before resuming a suspended service, including but not limited to requiring CLIENT to post additional monetary reserves.

Section 4. Shipping

CLIENT agrees not to ship Goods to MOULTON as the named consignee. If, in violation of this Agreement, Goods are shipped to MOULTON as named consignee, CLIENT agrees to notify carrier in writing prior to such shipment, with a copy of such notice to MOULTON, that MOULTON named as consignee is a warehouseman under law and has no beneficial title or interest in such property. CLIENT further agrees to indemnify and hold harmless MOULTON from any and all claims for unpaid transportation charges, including undercharges, demurrage, detention, or charges of any nature, in connection with Goods so shipped. CLIENT further agrees that, if it fails to notify carrier as required by the preceding sentence, MOULTON shall have the right to refuse such Goods and shall not be liable or responsible for any loss, injury or damage of any nature to, or related to, such Goods.

Section 5. Tender For Storage

(A) All Goods tendered for storage shall be delivered to MOULTON in a segregated manner, properly marked and packaged for handling.

(B) CLIENT shall furnish or cause to be furnished at least forty-eight (48) hours prior to every delivery of Goods a complete and accurate written Advance Shipping Notice ("ASN") using MOULTON's approved ASN form. If Goods are delivered without such notice, MOULTON reserves the right to refuse those Goods and the CLIENT will be solely responsible for any and all charges related to those Goods, including but not limited to any handling, storage and transportation costs incurred by CLIENT.

(C) Each MOULTON facility maintains standard hours of operation for receiving Goods. All Goods received outside those standard hours of operation will be subject to Premium Receiving Rates. All services provided by MOULTON in connection with Goods received outside those standard hours of operation will be billed at Premium rates, as stated in the applicable Schedule herewith. If CLIENT arranges for trailers to be dropped at MOULTON's facility, MOULTON's responsibility for the contents does not begin until MOULTON personnel begin unloading the trailer(s).

(D) Product that is delayed from being entered into the inventory system due to absence of ASN or lack of part number marking, or any other "quarantine" situation, will be charged storage at the standard rates. Product removed from storage areas for bulk or will call shipments will be subject to premium storage charges once staged and ready for shipment.

(E) In the event that Goods tendered to MOULTON do not conform to the description provided to MOULTON by CLIENT, MOULTON may refuse to accept such Goods. If MOULTON accepts such Goods, CLIENT agrees to pay the rates and charges as set forth in this

Agreement and the Exhibits attached hereto. MOULTON is not a guarantor of the condition of such Goods under any circumstances including but not limited to hidden, concealed, latent defects in the Goods, or packaging inadequate for storage and shipping of Goods. Concealed shortages, damage or tampering will not be the responsibility of MOULTON. In no event will MOULTON be liable for loss or damage caused by the events set forth in the Force Majeure section of this Agreement or the inherent vice or nature of the Goods.

Section 6. Storage Of Goods

(A) MOULTON may move goods within and between their warehouses in which they are stored as MOULTON deems necessary to maintain storage and handling efficiencies. Warehouse locations are always available to CLIENT via MOULTON's online reporting.

(B) If MOULTON in good faith believes that the Goods are about to deteriorate or decline in value to less than the amount of MOULTON's lien before the end of the next succeeding storage month, MOULTON may immediately notify CLIENT in writing of a reasonable time for removal of the Goods and in case the Goods are not removed, may sell them at public sale held one week after a single advertisement or posting as provided by law.

(C) If, as a result of a quality or condition of the Goods of which MOULTON had no notice at the time of deposit, the Goods are a hazard to other property or to the warehouse or to persons, MOULTON shall immediately notify CLIENT and CLIENT shall thereupon claim its interest in the said Goods and remove them from the warehouse. Pending such disposition MOULTON may remove the Goods from the warehouse and shall incur no liability by reason of such removal.

Section 7. Handling

(A) Handling rates and charges as shown in the attached Fee Schedule shall, unless otherwise agreed, cover the ordinary labor involved in receiving Goods at a warehouse door or dock, placing Goods in storage, and returning Goods to warehouse door or dock. Additional expenses incurred by MOULTON in loading or unloading cars or vehicles shall be at rates shown in the attached Fee Schedule or as otherwise mutually agreed upon in writing.

(B) MOULTON shall not be liable for demurrage, detention or delays in unloading inbound cars or detention or delays in obtaining and unloading cars or vehicles for outbound shipments unless MOULTON has failed to exercise reasonable care and judgment as determined by industry practice.

(C) When Goods are ordered out by CLIENT in quantities different than as received, MOULTON may make an additional charge for each such order or each item of such an order. MOULTON will charge lot control assignment and maintenance fees, as outlined in the Fee Schedule, for storing Goods using MOULTON's lot control system. Any Goods marked with expiration date will be stored using MOULTON's lot control system. CLIENT must notify MOULTON whether Goods have an expiration date. Once a lot control expiration date has passed, inventory will not be released other than to be destroyed or returned to CLIENT. Excluding lot control, MOULTON does not utilize a strict "first-in, first-out" inventory system. CLIENT may notify MOULTON that certain Goods require first-in, first-out inventory handling, in which case MOULTON will store such Goods using its lot control system.

Section 8. Processing CLIENT's Customer Orders

(A) Orders will be processed for payment prior to shipping, unless previously designated, or where CLIENT has payment processed prior to MOULTON receiving orders. CLIENT is solely responsible for the accuracy and validity of customer order information transmitted to MOULTON, and for compliance with any and all applicable local, state and federal regulations, registrations and requirements. No credit card will be debited unless there is available inventory and appropriate freight deposit at MOULTON for immediate shipment. Checks will be deposited directly to CLIENT bank account or mailed per instruction for CLIENT deposit. It is CLIENT's responsibility to notify MOULTON of NSF checks before order is scheduled for shipment.

(B) Taxes will be collected for the State of California and other states designated by the CLIENT. CLIENT is responsible for the disposition of said taxes and should consult professional advice in these matters.

(C) CLIENT shall provide all applicable business information to MOULTON prior to order processing.

(D) Credits will be issued directly to CLIENT's customers' credit cards on a weekly basis upon receipt of returned product for the purchase price, less shipping and handling, unless other CLIENT instruction is provided in writing. MOULTON will provide check refund information to CLIENT. CLIENT is responsible for issuing check refunds to its Customers, unless MOULTON is otherwise instructed by CLIENT in writing. Subject to Section 5, returned product received directly from CLIENT's customers will be received at MOULTON's facility and stored and identified for disposition, as agreed upon by MOULTON and CLIENT. Disposition of returned product will be at CLIENT expense. Returned product that cannot be easily repackaged will be disposed of by recycle, destruction or return to a CLIENT-designated location after thirty (30) days at CLIENT expense. Product returned by retailers is not accepted without prior notification and approval by MOULTON. CLIENT is responsible for freight and handling charges for any retail product return sent "Freight Collect" to MOULTON. CLIENT must provide Retailer with a third-party account number for a carrier to return product to MOULTON warehouse, or MOULTON will deduct any applicable freight charges from CLIENT's freight deposit.

(E) CLIENT agrees to pay all freight and postage charges in advance. **MOULTON will not ship any product unless sufficient monies are available to cover freight/postage.** CLIENT will utilize MOULTON's freight accounts, with the exception of retail shipments where use of retailer's carrier and account are mandated by the retailer. In the event a CLIENT requests use of their own freight account, this will be subject to approval by MOULTON and a fee for account setup, monthly maintenance and a per package surcharge will be applied. In the event a third-party shipping account is requested to be used (e.g., retailer freight account), CLIENT will indemnify MOULTON from any liability arising from the third party's failure to pay the carrier, and from accessorial charges assessed to these shipments. Weekly estimated volumes will be established and agreed upon by MOULTON and CLIENT, and may be adjusted from time to time requiring the subsequent deposit of additional funds as needed. Deposits or reserves may also be established for services and storage at the sole discretion of MOULTON. CLIENT freight deposit will be held in a non-interest bearing demands account, and drawn upon by MOULTON to cover

CLIENT freight expenses. Current estimated freight charges must be paid in advance by CLIENT to MOULTON no less than twenty-four (24) hours prior to product shipment.

(F) MOULTON is not liable for CLIENT's or CLIENT's vendor's failure to transmit any and all data in a timely fashion, for the validity or accuracy of any CLIENT-supplied data or information, or for CLIENT's or CLIENT's vendor's transmission of data that is not readily valid for order processing. CLIENT will incur current hourly programming charges to edit for file validity.

Section 9. Retail Shipments

(A) In connection with shipments and processing to CLIENT's retail customers, MOULTON is not liable for CLIENT's failure to meet scheduled shipment dates for any purchase in which product, material, mailing list or any other information necessary for completion of said purchase is not received by MOULTON in sufficient time to meet retailer's routing and scheduled shipment dates, unless CLIENT authorizes MOULTON to incur at CLIENT expense such overtime labor and other charges as are necessary to complete order.

(B) CLIENT is liable for any and all charges incurred for work begun on CLIENT behalf and stopped prior to completion through no fault of MOULTON. Charges will be determined based upon but not limited to expended labor and materials, including labor and material costs for receiving product back into inventory.

(C) MOULTON's policy is not to pay retailer chargebacks unless rates have been adjusted to compensate MOULTON for this contingency. MOULTON will agree to review chargebacks that have occurred as a direct result of MOULTON's failure to follow instructions or stated procedure and discuss appropriate resolution with CLIENT. MOULTON and CLIENT will work together to minimize exposure to retailer chargebacks, and to dispute and resolve chargebacks whenever possible.

Section 10. Call Center/Customer Service

If MOULTON is to provide Customer Relations Management services, MOULTON will establish separate product-related toll-free lines for inbound customer service. MOULTON Call Center agents will accept and respond to calls and emails concerning shipping and tracking inquiries, order cancellations and refunds, basic product specifications and operation, and additional product sales opportunities, as agreed to by CLIENT and MOULTON. CLIENT is solely responsible for all content provided to call center personnel, and guarantees that such content will not violate any applicable, law, rule, regulation or industry standard. CLIENT further indemnifies MOULTON from any loss, liability, damage or exposure growing out of such content.

(A) Telephone service is provided by third-party carriers, and MOULTON disclaims any responsibility for malfunctions that may arise from outside installation and maintenance of these lines by any third-party carrier or company.

(B) If CLIENT owns a toll-free number, MOULTON will arrange to resporg that number with proper documentation. Should CLIENT request the toll-free number to be moved at a later time, MOULTON will release the number for resporg upon receipt of proper documentation and confirmation of current account status.

(C) CLIENT must provide training on shipping options and product specifications to MOULTON Call Center Agents. Training is to be completed prior to the "live date", and one week advance notice is required for any new training. Additional product training as needed must also be scheduled no less than one week in advance. Call Center Director will approve and schedule training.

(D) MOULTON reserves the right to limit the number of inbound calls sent through a call switch on any campaign that may impact overall business service levels if higher than normal (more than 10% of orders shipped) or projected volumes provided by CLIENT.

(E) MOULTON reserves the right to change the hours of operation based upon inbound call volume. MOULTON will be closed for normal business on the following holidays (or the applicable Day of Observance) unless otherwise agreed upon:

New Year's Day	Thanksgiving Day
Memorial Day	Day After Thanksgiving Day
Independence Day	Christmas Day
Labor Day	

Section 11. Inventory Audits

(A) MOULTON has established general inventory audit procedures that will be in use for CLIENT inventory in MOULTON possession. In no case will MOULTON be responsible for any charge backs or other costs associated with failure to ship any order after the start of the audit process and before release of the inventory on completion of the audit process. MOULTON reserves the right to request specific inventory audit requirements in writing no less than one (1) month prior to the proposed audit date. Said notice is required to provide notice for additional staffing requirements as needed and to ensure no conflict with any other previously scheduled audit. Labor costs for MOULTON staff performing the physical count and movement of inventory being audited will be billed to CLIENT at the applicable hourly warehouse rate. MOULTON and CLIENT hereby agree that no inventory audit will commence unless CLIENT's account is current and in good standing.

(B) MOULTON requires a "Clean Cutoff" to meet the requirements of CLIENT audit, including a break in shipping and production, which allow for the reconciliation of any open CLIENT orders and to conduct a count in the physical warehouse location from which inventory is generally shipped (also known as the ship location). Said break in shipping must occur for no less than a forty-eight (48) hour period in which no new orders will be released to the production floor and all outstanding orders must be either shipped or canceled depending upon status. Upon completion of order reconciliation, a physical count of the ship location may commence.

Section 12. Standard of Care and Liability, Limitation Of Damages

(A) MOULTON shall not be liable for any loss, damage or destruction to Goods, however caused, unless such loss, damage, or destruction resulted from MOULTON's failure to exercise such care in regard to the Goods as a reasonably careful Warehouseman would exercise under like circumstances. MOULTON will not be liable for damage of any type which could not be avoided by the exercise of such care.

(B) In the event of loss, damage or destruction to stored Goods for which MOULTON is legally liable, CLIENT declares that MOULTON's liability for damages shall be limited to 50 times the monthly storage charge applicable to such lost, damaged or destroyed Goods, provided, however that within a reasonable time after receipt of this agreement, CLIENT may, upon written request, increase contractor's liability in part or all of the Goods stored under the agreement, in which case an increased charge will be made based upon such increased valuation; further provided that no such request shall be valid unless made before loss, damage or destruction to any portion of the Goods stored under this agreement has occurred.

(C) The limitation of liability referred to in paragraph (B) above shall be CLIENT'S exclusive remedy against MOULTON for any claim or cause of action whatsoever relating to loss, damage, and/or destruction of the stored Goods and shall apply to all claims including inventory shortage and mysterious disappearance claims unless CLIENT proves by affirmative evidence that MOULTON converted the Goods to its own use. CLIENT waives any rights to rely upon any presumption of conversion imposed by law. In such event CLIENT shall not be entitled to incidental, special, punitive or consequential damages.

(D) CLIENT acknowledges and agrees that MOULTON is not an insurer or guarantor of any Goods placed in its possession by CLIENT pursuant to this Agreement.

(E) Where loss or injury occurs to CLIENT'S Goods, for which MOULTON is not liable, CLIENT shall be responsible for the cost of removing and disposing of such Goods, as well as the cost of any environmental cleanup and/or site remediation resulting from the loss or injury to such Goods.

(F) Waiver of subrogation. The parties acknowledge that it is the intent of this Agreement to limit MOULTON's liability in connection with loss or damage to CLIENT's product resulting from MOULTON's negligence and covered by legal liability insurance carried by MOULTON. CLIENT and its insurers hereby waive their rights of recovery against MOULTON for claims in excess of MOULTON's liability as expressed in Section 12.

Section 13. Notice of Loss and Damage, Claim and Filing of Suit

(A) Claims by CLIENT must be presented in writing to MOULTON not longer than either ninety (90) days after delivery of Goods by MOULTON or ninety (90) days after CLIENT is notified by MOULTON that loss or injury to part or all of the Goods has occurred, which ever time is shorter. Each claim must contain information necessary to identify the Goods affected, the basis for liability and the amount of the alleged loss or damage, as well as all appropriate supporting documentation which must include: a summary of claims for both damaged and shortages of items, a report of individual carton IDs and their appropriate claims designation, including claim value, and individual claim forms for each claim that is supported by the report also provided.

(B) No action may be maintained by the CLIENT or others against MOULTON for loss or injury to the Goods stored unless a timely written claim has been given as provided in paragraph (A) of this section and unless such action is commenced either within nine (9) months after date of delivery by MOULTON or within nine (9) months after CLIENT of record is notified that loss or injury to part or all of the Goods has occurred, whichever time is shorter.

Section 14. Liability For Consequential Damages

MOULTON shall not be liable for any loss of profit or special, indirect, or consequential damages of any kind arising from services or other activities performed pursuant to this Agreement.

Section 15. Liability For Misshipment and Chargebacks

(A) If MOULTON negligently misships Goods, MOULTON shall pay the reasonable transportation charges incurred to return such Goods to MOULTON's facility. If the consignee fails to return the Goods, MOULTON's maximum liability for the lost or damaged Goods shall be as specified in Section 12 above, and MOULTON shall have no liability for damages due to the consignee's acceptance or use of the Goods whether such Goods be those of the CLIENT or another.

(B) Any and all claims made pursuant to this Section must be in compliance with the requirements set forth in Section 13.

Section 16. Mysterious Disappearance

MOULTON shall not be liable for loss of Goods due to inventory shortage or unexplained or mysterious disappearance of Goods unless CLIENT establishes such loss occurred because of MOULTON's failure to exercise the care required of MOULTON under Section 12 above. Any presumption of conversion imposed by law shall not apply to such loss and a claim by CLIENT of conversion must be established by affirmative evidence that MOULTON converted the Goods to MOULTON's own use.

Section 17. Force Majeure

Neither CLIENT nor MOULTON shall be liable to the other for default in the performance or discharge of any duty or obligation under this Agreement when caused by acts of God, hurricanes, tidal waves, flood, tornadoes, cyclone, wind storm, earthquake, public enemy, civil commotion, strikes, labor disputes, work stoppages or other difficulties within the workforce, failure to provide power by the utility provider, intentional or malicious acts of third persons or any other organized opposition, corruption, depredation, accidents, explosions, fire, water sprinkler leakage, moths, vermin, insect, seizure under legal process, embargo, prohibition of import or export of Goods, closure of public highways, railways, airways or shipping lanes, governmental interference or regulations, or other contingencies, similar or dissimilar to the foregoing, beyond the reasonable control of the affected party. Upon the occurrence of such an event the party seeking to rely on this provision shall promptly give written notice to the other party of the nature and consequences of the cause. If the cause is one which nevertheless requires MOULTON to continue to protect the Goods, CLIENT agrees to pay the storage or similar charges associated with MOULTON's obligation during the continuance of the force majeure. Goods are stored, handled, and transported at CLIENT's sole risk of loss, damage, or delay caused by any of the above.

Section 18. Indemnification

CLIENT is solely responsible for the design, manufacturing, packaging, marketing and advertising of Goods stored, handled or serviced by MOULTON, as well as for compliance with local, state and federal agencies. Except for the loss, damage or destruction of Goods addressed in Section 12, CLIENT shall indemnify and hold MOULTON harmless from and against any loss, liability, damage or exposure, however caused, including but not limited to attorney fees, for any injury sustained by any person, or damages claimed by any person with regard to false advertising

or failure of product to perform as marketed or claimed by CLIENT, growing out of 1) the Goods stored, handled or serviced by MOULTON under this Agreement including but not limited to the recall of such Goods, the defective condition of such Goods or the failure of such Goods or CLIENT to comply with any applicable laws or regulations, 2) the use of message content provided by Client for use by call center agents in responding to customer service inquiries, or 3) any acts or omissions of CLIENT, its agents, employees or representatives including but not limited to CLIENT's breach of this Agreement.

CLIENT's indemnification obligations under this Agreement shall extend to claims occurring before and after this Agreement is terminated and shall continue until all such claims are finally adjudicated and/or resolved.

CLIENT agrees to pay MOULTON interest at the rate of 12 percent per year on any necessary expenses or costs incurred by MOULTON in the enforcement of CLIENT's indemnification obligations under this Agreement or on any sums MOULTON is reasonably required to pay with respect to the matters to which indemnity is given in this Agreement, from the date such expenses or costs are incurred or the sums are paid.

Section 19. Insurance

CLIENT, at its expense, shall obtain and maintain in effect products liability and completed operations insurance on an occurrence basis in amounts not less than $1,000,000 for each occurrence and $2,000,000 in the aggregate per policy year that provides coverage for "bodily injury" or "property damage" arising out of products that are sold or distributed in the regular course of CLIENT's business. This insurance shall name MOULTON as an additional insured. This insurance shall include a waiver of subrogation in favor of MOULTON. This insurance shall apply as primary insurance to any insurance maintained by MOULTON. CLIENT and/or its insurer shall provide MOULTON with thirty (30) days prior written notice of non-renewal, cancellation, or other changes in coverage which may impair MOULTON's rights hereunder. CLIENT shall be solely responsible for all losses, damages, costs and expenses including attorney fees arising from CLIENT's failure to maintain the insurance required in this Agreement.

Section 20. Right To Store Goods and Warehouseman's Lien

(A) CLIENT represents and warrants that CLIENT is lawfully in possession of the Goods and has the right, authority and applicable local, state and federal registrations and permits to contract with MOULTON for the services contemplated by this Agreement relating to those Goods. CLIENT agrees to indemnify and hold MOULTON harmless from all loss, cost and expense (including attorneys' fees) which MOULTON pays or incurs as a result of any dispute or litigation, whether instituted by CLIENT or others, respecting CLIENT'S right, title or interest in the Goods covered by this Agreement.

(B) On Goods in MOULTON's possession, it shall have a general Warehouseman's lien for any unpaid charges and associated expenses.

Section 21. Severability

The provisions of this Agreement are to be considered as independent obligations. Therefore, should one provision be determined to be void and not be legally enforceable, its invalidation shall not excuse compliance with and adherence to the remaining provisions of this Agreement by the parties.

Section 22. Waiver

Compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party against which such waiver is to be asserted. Except as otherwise provided herein, no failure or delay of any party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power preclude any other or further exercise thereof or the exercise of any other right or power.

Section 23. Independent Contractor

It is hereby agreed and understood that MOULTON is entering into this Agreement as an independent contractor and that all of MOULTON's personnel engaged in work to be done under the terms of this Agreement are to be considered as employees of MOULTON and under no circumstances shall they be construed or considered to be employees of CLIENT. MOULTON shall supervise the performance of its own employees in providing services for CLIENT and shall have control over the manner and means by which its services are performed, subject to the terms of this Agreement, as well as any written and mutually agreed upon amendments thereto. CLIENT and MOULTON recognize the considerable investment each makes in developing personnel, and agree that during the period of this Agreement and for a period of two (2) years after the termination of this Agreement, CLIENT and MOULTON shall not, without the other party's written consent, hire or solicit for employment (whether as an employee, consultant or otherwise) any person who is employed in a management, supervisory or senior technical or operational position with the other party. This prohibition will be voided should one of the parties cease operations.

Nothing in this Agreement will be interpreted as creating any relationship of principal and agent, partnership or joint venture between the parties. Neither CLIENT nor MOULTON will represent in any manner to any third party that MOULTON is an agent of, or affiliated with, CLIENT in any capacity other than as an independent contractor, and nothing in this Agreement shall be construed to be inconsistent with such status.

Section 24. Notification Of Product Characteristics and Dangerous Article

(A) CLIENT shall notify MOULTON in writing of the characteristics of any of CLIENT's products that may in any way be likely to cause damage to MOULTON's premises or to other products that may be stored by MOULTON.

(B) CLIENT, except to the extent hereinafter specified, represents that none of the Goods which it will store with MOULTON are adulterated, flammable, hazardous or dangerous materials or articles, explosives or pesticides, as defined under the regulated federal, state or local laws, statutes, ordinances, or regulations, and that any Good it now has in storage, or will store in the future with MOULTON which require registration, permits, licenses or similar approvals under federal, state or local laws, statutes, ordinances or regulations are guaranteed to have such registrations, permits, licenses or approvals at the time the Goods are tendered to MOULTON and during the time they are in MOULTON's custody.

(C) CLIENT represents that Goods in storage which are defined or are subject to regulation under federal, state or local laws, statutes, ordinances or regulations concerning adulterated, flammable, hazardous or dangerous materials or articles, explosives or pesticides will be

individually listed on receiving/shipping document (bill of lading) naming the Goods and designating which laws, statutes, ordinances or regulations apply to the storage, handling and transportation of the Goods, and whenever in the future the undersigned tenders Goods to MOULTON for storage or handling which are defined and subject to regulation under federal, state or local laws, statutes, ordinances or regulations concerning adulterated, flammable, hazardous or dangerous materials or articles, explosives or pesticides it shall, at the time of such tender, advise MOULTON, in writing, with respect to each such item which laws, statutes, ordinances and or regulations apply to the storage, handling and transportation of the Goods. Goods which are subject to damage through temperature or humidity changes or other causes not controlled in general storage will be received in general storage only at depositor's risk for such damages as might result from general storage conditions.

(D) CLIENT further represents that with respect to any Goods it now has in storage, or will store in the future with MOULTON which, due to such federal, state or local laws, statutes, ordinances or regulations applicable to the goods, require special handling, storage, stacking, segregation of commodities, documentation, records certification, reports or other treatment beyond that normally afforded by MOULTON to Goods generally, it will furnish MOULTON for Goods now in storage in writing and for each item tendered for storage in the future, with all information and instructions necessary to conform with the requirements applicable to its Goods.

(E) CLIENT agrees to indemnify and save MOULTON harmless against any and all liabilities, laws, damages, costs or expenses which MOULTON may incur, suffer or be required to pay by reason of any failure of the aforementioned representations, agreements and guarantees of the undersigned.

Section 25. Assignment

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, provided neither party to this Agreement shall assign or sublet its interest or obligations herein, including but not limited to the assignment of any monies due and payable, without the prior written consent of the other party.

Section 26. Nondisclosure

MOULTON and CLIENT hereby acknowledge and agree that the following are confidential and proprietary information of the disclosing party: (a) the type and amount of product received by MMOULTON, (b) the other party's pricing information regarding products and services, as applicable, and (c) any other information regarding a party to this Agreement that is disclosed to the other but which is generally not known or available to the public. Each party agrees to hold in confidence and not to report, publish, disclose or transfer any such confidential and proprietary information to any person or entity without the other party's prior direction or consent, unless required to do so under applicable law or in furtherance of its obligations hereunder.

Section 27. Alternative Dispute Resolution

Any dispute or claim arising out of or related to this Agreement or breach thereof, except when injunctive relief or specific performance is sought, shall be settled by arbitration. The office of the American Arbitration Association will arbitrate said controversy or claim, with jurisdiction in Los Angeles, California. In the event that a dispute is submitted to arbitration, the arbitrator may award costs and reasonable attorney's fees to the prevailing party. The award of the arbitrator shall

be of the same force and effect as a final enforceable judgment of a court of competent jurisdiction. Absent such award, each party shall bear its own fees and costs incurred in such proceeding.

Section 28. Governing Law

This Agreement and any dispute arising out of it shall be governed by the laws of the state where the goods were stored and services provided.

Section 29. Entire Agreement

This Agreement and Fee Schedule constitute the entire understanding between CLIENT and MOULTON, and no working arrangement or instructions intended to facilitate the effective carrying out of this Agreement shall in any way affect the liabilities of either party as set forth herein.

Section 30. Notice

(A) All notices required under this agreement, other than ASN described in Section 5, directed to MOULTON shall be to the attention of:

Mr. Larry Moulton, President
Moulton Logistics Management
7850 Ruffner Avenue
Van Nuys, CA 91406
Telephone Number (818) 997-1800
Facsimile Number (818) 997-8522

(B) All notices required under this agreement directed to CLIENT shall be to the attention of:

Marty Goldrod, COO
Insynergy Products Inc.
4705 Laurel Canyon Boulevard, Suite 205
Studio City, CA 91607
Telephone: 818-760-1644

Facsimile: ______________________

(C) Notices may be provided by facsimile, email, or express courier (signature required) and deemed delivered on date given.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate the day and year first above written.

Moulton Logistics Management

By: Kathy Squires
Kathy Squires, Manager, Contract Administration

Insynergy Products Inc.

By: Marty Goldrod
Marty Goldrod, COO